Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

IPC HOLDINGS, LTD. REPORTS SECOND QUARTER 2009 RESULTS.

PEMBROKE, BERMUDA, July 23, 2009. IPC Holdings, Ltd. (NASDAQ: IPCR) today reported net income for the quarter ended June 30, 2009 of $173.9 million, or $3.11 per common share, compared to $47.5 million, or $0.78 per common share, for the second quarter of 2008. For the six months ended June 30, 2009 IPC reported net income of $182.1 million, or $3.25 per common share, compared to $134.3 million, or $2.12 per common share, for the first six months of 2008.

	Quarter ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(expressed in thousands of U.S. dollars, except per-share amounts)		(expressed in thousands of U.S. dollars, except per-share amounts)
NET OPERATING INCOME	$96,490	$98,339	$140,314	$191,162
Net gain (losses) on investments	77,385	(50,889)	41,813	(56,909)

NET INCOME	$173,875	$47,450	$182,127	$134,253

Preferred dividend	—	4,330	—	8,564

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$173,875	$43,120	$182,127	$125,689

Basic net income available to common shareholders, per common share	$3.11	$0.83	$3.26	$2.29
Diluted net income per common share	$3.11	$0.78	$3.25	$2.12
Net operating income per common share (diluted)	$1.72	$1.62	$2.51	$3.03
Weighted average number of common shares – basic	55,984,116	52,159,646	55,943,928	54,793,624
Weighted average number of common shares – diluted	55,990,946	60,560,764	55,954,235	63,193,486

Non-GAAP Financial Measures:

In addition to the GAAP financial measures set forth herein, IPC Holdings, Ltd. (“IPC” or the “Company”) has included certain non-GAAP financial measures in this press release within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission (the “SEC”). “Net operating income” and its per-share equivalent, as used herein, differ from “net income” and its per-share equivalent under GAAP, which the Company believes is the most directly comparable GAAP measure. Net operating income is a common performance measurement which, as calculated by the Company, corresponds to net income excluding net gains and losses on investments. These items are excluded because they are not considered by management to be relevant indicators of the performance of or trends in our business operations, but rather of the investment and credit markets in general. We believe that the presentation of net operating income provides useful information regarding our results of operations because it follows industry practice, is followed closely by securities analysts and rating agencies, and enables investors and securities analysts to make performance comparisons with our peers in the insurance industry. This measure may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on net operating income as a non-GAAP measure in assessing IPC’s overall financial performance.

Results of Operations:

For the quarter ended June 30, 2009, our net operating income was $96.5 million, or $1.72 per common share, compared to $98.3 million, or $1.62 per common share for the second quarter of 2008. For the six months ended June 30, 2009, our net operating income was $140.3 million, or $2.51 per common share, compared to $191.2 million, or $3.03 per common share, for the corresponding period in 2008.

Interim President and Chief Executive Officer, John Weale, commented: “The second quarter of 2009 has proven to be another exceptional quarter for IPC, as we benefited from the convergence of continuing improvements in pricing, an absence of significant catastrophe events (with the exception of the tragic loss of the Air France Airbus), and a substantial turnaround in the equity and debt markets. As a result, we have achieved one of the best quarterly results in the Company’s sixteen year history. Given the challenges we have faced over the past few months in connection with the terminated amalgamation agreement with Max Capital Group Ltd., as well as the recently announced proposed amalgamation with Validus Holdings, Ltd. (“Validus”), our results are a testament to the loyalty and support of our clients and their brokers, and as importantly, our staff, who have been simply magnificent during difficult and uncertain times. Given our strong performance in the quarter, we are frankly surprised by a recent statement by A.M. Best suggesting a deterioration in our business. We believe the continued strength of our business is clearly evidenced by our results, combined with the number of new client accounts and absence of staff departures since March 2009. Our results, our solid business profile and our strong market relationships are also a tribute to Jim Bryce, who was the main force in the setting up of IPC sixteen years ago, and who led the Company as CEO for the past nine years. Despite his recent, well-deserved retirement, we are fortunate to continue to benefit from his wisdom and experience, as he serves us in a consulting capacity until at least the end of the year. As we work toward completing the announced amalgamation with Validus in the third quarter of 2009, he leaves IPC in a financially strong position.”

In the quarter ended June 30, 2009, we wrote gross premiums of $127.5 million, compared to $105.2 million in the second quarter of 2008. We wrote premiums in respect of new business totaling $7.1 million. Premiums from existing business were $23.8 million more in the second quarter of 2009 in comparison to the second quarter of 2008, mostly due to increases in pricing, where contracts saw price increases which were on average between 5% and 15%. Business that was not renewed because of unsatisfactory terms and conditions, or because the cedant did not purchase the protection, totaled $9.4 million. Excess of loss premium adjustments, which are adjustments generally arising from differences between cedants’ actual exposure base and the original estimates thereof, were $0.1 million more in the second quarter of 2009 in comparison to the second quarter of 2008. There was a $0.7 million increase in reinstatement premiums in the second quarter of 2009 compared to the second quarter of 2008. For the six months ended June 30, 2009, we wrote gross premiums of $362.2 million, compared to $303.0 million for the corresponding period of 2008. We wrote premiums in respect of new business totaling $26.8 million. Premiums from existing business were $53.6 million more in the first six months of 2009 in comparison to the corresponding period of 2008, mostly due to increases in pricing, as noted above. Business that was not renewed in the six months ended June 30, 2009 because of unsatisfactory terms and conditions, or because the cedant did not purchase the protection, totaled $24.2 million. Excess of loss premium adjustments, which are adjustments generally arising from differences between cedants’ actual exposure base and the original estimates thereof, were $1.6 million more in the first six months of 2009 in comparison with the first six months of 2008. There was a $1.4 million increase in reinstatement premiums in the first six months of 2009 compared to the corresponding period of 2008.

In the quarter ended June 30, 2009, we ceded $3.5 million of premiums to our retrocessional facilities, compared with $2.8 million in the second quarter of 2008. The actual contracts ceded are at IPC’s underwriters’ judgement in optimizing the risk profile of the portfolio, which can cause premiums ceded to vary as a proportion of our gross writings from quarter to quarter. In the first six months of 2009, we ceded $6.6 million to our retrocessional facilities, compared to $4.8 million ceded in the first six months of 2008.

Net premiums earned in the quarter ended June 30, 2009 were $96.2 million, compared to $84.9 million in the second quarter of 2008. This increase is mainly due to the increase in premiums written in the last twelve months, which were 27.9% higher than in the previous corresponding period. For the six months ended June 30, 2009, earned premiums were $194.9 million, compared to $174.6 million in the first six months of 2008, an increase of 12%, which was also due to the increase in premiums written as discussed above.

Net investment income was $21.3 million in the quarter ended June 30, 2009, compared to $23.4 million in the second quarter of 2008. This $2.1 million decrease is mainly attributed to a decrease in average invested assets, as well as a decrease in the overall yield from the fixed income portfolio. For the six months ended June 30, 2009 we earned net investment income of $43.1 million, compared to $47.3 million in the corresponding period of 2008 again primarily due to the reduction in average invested assets, as well as a decrease in the overall yield from the fixed income portfolio.

We recognized a net gain of $77.4 million from investments in the quarter ended June 30, 2009, compared to a net loss of $(50.9) million in the second quarter of 2008. This increase is mainly attributed to the second quarter 2009 recovery in investment markets. Net changes in fair value of investments comprised increases of $37.5 million, $32.3 million and $2.5 million from our fixed maturity investments, our equity investments in mutual funds and a fund of hedge funds, respectively, due to the improved market conditions. During the second quarter of 2009, we sold approximately $108.6 million from our fixed maturity investments portfolio, the proceeds of which were retained in cash and which resulted in realised gains of $5.1 million. For the six months ended June 30, 2009 we recognized a net gain of $41.8 million from investments, compared to a net loss of $(56.9) million in the first six months of 2008. The net gain in the first six months of 2009 was comprised $27.2 million from fixed maturity investments and $14.6 million from equity investments in mutual funds and a fund of hedge funds.

In the quarter ended June 30, 2009, we incurred net losses and loss adjustment expenses of $(8.4) million, compared to $(6.4) million in the second quarter of 2008. Net losses incurred in the second quarter of 2009 included $9.1 million from the Air France Airbus crash in June and $2.0 million from an earthquake in Italy in April, offset by reductions to our estimates of ultimate losses for several prior period events, totaling approximately $19.5 million. Net incurred losses in the second quarter of 2008 included $13.8 million from events in 2008, including the flooding in Iowa in June, tornadoes that affected the mid-West United States in May and minor increases to events that occurred in the first quarter of 2008. These were more than offset by reductions to our estimates of net ultimate losses for a number of pre-2008 events, predominantly from 2007, totaling $20.7 million. These reductions to our estimates of ultimate net losses for these events followed the continuing flow of information from our clients and brokers in affected areas, together with our own internal review and analysis. Our loss ratio, which is the ratio of net losses and loss adjustment expenses to net premiums earned, was (8.7)% for the quarter ended June 30, 2009 compared to (7.5)% for the second quarter of 2008. In the six months ended June 30, 2009, our incurred net losses and loss adjustment expenses were $30.7 million, compared to $(1.1) million in the first six months of 2008. Net incurred losses in the first six months of 2009 included $15.0 million from winter storm Klaus that affected southern France, $10.0 million from the bushfires in south eastern Australia, $9.1 million from the Air France Airbus crash and $2.0 million from an earthquake in Italy. These losses were offset by reductions to our estimates of ultimate losses for prior year events, predominantly in 2008, totaling $5.4 million. Net incurred losses in the first six months of 2008 included $28.3 million from events in 2008, primarily the Alon Refinery explosion in Texas, a storm that affected Queensland, Australia, windstorm Emma that affected parts of Europe and the flooding that impacted Iowa in June 2008. These losses were more than offset by reductions to our estimates of ultimate losses for prior year events, predominantly in 2007, totaling $30.4 million. Our loss ratio was 15.7% for the first six months of 2009, compared to (0.6)% for the first six months of 2008.

Net acquisition costs incurred, which consist primarily of commissions and brokerage fees paid to intermediaries for the production of business, were $9.9 million for the quarter ended June 30, 2009, compared to $8.4 million in the second quarter of 2008. These costs have increased due to the increase in earned premiums in 2009. General and administrative expenses were $21.2 million in the quarter ended June 30, 2009, compared to $6.6 million in the corresponding period of 2008. This increase is mainly due to the costs of approximately $8.7 million, including legal and financial advisory services, associated with the Company’s amalgamation activities, designed to enhance shareholder value, which ultimately resulted in the proposed amalgamation with Validus, as well as costs associated with the acceleration of compensation awards in connection with the retirement of our Chief Executive Officer. Our expense ratio, which is the ratio of net acquisition costs plus general and administrative expenses to net premiums earned, was 32.3% for the second quarter of 2009, compared to 17.7% for the second quarter of 2008. For the six months ended June 30, 2009 our net acquisition costs were $19.7 million compared to $17.1 million for the corresponding period in 2008. This increase is due to the increased level of earned premiums. For the first six months of 2009, our general and administrative expenses were $45.5 million, compared to $13.7 million in the corresponding period of 2008. This increase is also mainly due to the costs of approximately $22.6 million, including legal and financial advisory services, associated with the Company’s amalgamation activities, designed to enhance shareholder value, which ultimately resulted in the proposed amalgamation with Validus, as well as costs associated with the acceleration of compensation awards in connection with the retirement of our Chief Executive Officer. Our expense ratio for the six months ended June 30, 2009 was 33.5%, compared to 17.7% for the corresponding period of 2008.

On July 23, 2009 the Board of Directors declared a quarterly dividend of $0.22 per common share, payable on September 2, 2009 to shareholders of record on August 20, 2009.

Conference Call:

Our management will be holding a conference call to discuss these results at 8:30 a.m. Eastern time tomorrow, July 24, 2009. To participate, call 1-877-795-3604 or (International dial-in 1-719-325-4783); the conference ID is IPC. This conference call will be broadcast simultaneously on the internet and can be accessed from http://investor.shareholder.com/media/eventdetail.cfm?mediaid=37534&c=IPCR&mediakey=F07F44F4E68AB9E9CDA81953985B0C87&e=0 or our website at www.ipcre.bm, under the ‘News’ / ‘Webcasts’ section, and a replay of the call will also be available at this site from 11:30 a.m. Eastern time until 12:00 midnight Eastern time on Friday, August 7, 2009.

About IPC Holdings, Ltd.

IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

Contacts:

Media

The Abernathy MacGregor Group

Chuck Burgess, Mike Pascale or Allyson Morris

+1-212-371-5999

Investors

Innisfree M&A Inc.

Arthur Crozier

+1-212-750-5833

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This press release may include forward-looking statements, both with respect to IPC and Validus and their industry, that reflect their current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “confident,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond IPC’s and Validus’ control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. IPC and Validus believe that these factors include, but are not limited to, the following: 1) Validus and IPC may be unable to complete the proposed amalgamation because, among other reasons, conditions to the closing of the proposed amalgamation may not be satisfied or waived; 2) uncertainty as to the actual premium that will be realized by IPC shareholders in connection with the proposed amalgamation; 3) uncertainty as to the long-term value of Validus common shares; 4) unpredictability and severity of catastrophic events; 5) rating agency actions; 6) adequacy of Validus’ or IPC’s risk management and loss limitation methods; 7) cyclicality of demand and pricing in the insurance and reinsurance markets; 8) Validus’ limited operating history; 9) Validus’ ability to implement its business strategy during “soft” as well as “hard” markets; 10) adequacy of Validus’ or IPC’s loss reserves; 11) continued availability of capital and financing; 12) retention of key personnel; 13) competition; 14) potential loss of business from one or more major insurance or reinsurance brokers; 15) Validus’ or IPC’s ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 16) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 17) the integration of Talbot or other businesses Validus may acquire or new business ventures Validus may start; 18) the effect on Validus’ or IPC’s investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 19) acts of terrorism or outbreak of war; 20) availability of reinsurance and retrocessional coverage; 21) failure to realize the anticipated benefits of the proposed amalgamation, including as a result of failure or delay in integrating the businesses of Validus and IPC; and 22) the outcome of any legal proceedings to the extent initiated against Validus, IPC and others following the announcement of the proposed amalgamation, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Validus’ most recent reports on Form 10-K and Form 10-Q and the risk factors included in IPC’s most recent reports on Form 10-K and Form 10-Q and other documents of Validus and IPC on file with the Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by IPC or Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, IPC, Validus or their businesses or operations. Except as required by law, IPC and Validus undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

ADDITIONAL INFORMATION ABOUT THE PROPOSED AMALGAMATION AND WHERE TO FIND IT:

This press release relates to a proposed business combination between IPC and Validus. On July 16, 2009, IPC and Validus filed with the SEC a preliminary joint proxy statement/prospectus. The issuance of Validus shares to IPC shareholders in the amalgamation will be submitted to shareholders of Validus for their consideration. The proposed amalgamation will be submitted to shareholders of IPC for their consideration. Validus and IPC shareholders are urged to read the joint proxy statement/prospectus, and any amendment or supplement thereto that may be filed, and all other relevant documents filed or that will be filed with the SEC as they become available because they will contain important information. This press release is not a substitute for the joint proxy statement/prospectus or any other documents which Validus or IPC may send to their respective shareholders in connection with the proposed amalgamation. All such documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Validus through Jon Levenson, Senior Vice President, at +1-441-278-9000, or IPC through John Weale, Chief Executive Officer and Chief Financial Officer, at +1-441-298-5100.

This press release does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a proxy statement/prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

PARTICIPANTS IN THE SOLICITATION:

Validus and IPC and their directors and executive officers are deemed to be participants in any solicitation of Validus and IPC shareholders in connection with the proposed amalgamation. Information about Validus’ directors and executive officers is available in Validus’ definitive proxy statement, dated March 25, 2009, for its 2009 annual general meeting of shareholders. Information about IPC’s directors and executive officers is available in IPC’s Amendment No. 1 to Form 10-K, dated April 30, 2009, for the fiscal year ended December 31, 2008.

IPC HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States dollars, except for per-share amounts)

	As of June 30, 2009	As of December 31, 2008
	(unaudited)
ASSETS:
Fixed maturity investments, at fair value	$1,706,461	$1,793,020
Equity investments, at fair value	329,986	365,147
Cash and cash equivalents	272,049	77,020
Reinsurance premiums receivable	244,737	108,033
Deferred premiums ceded	4,851	2,165
Losses and loss adjustment expenses recoverable	3,168	2,771
Accrued investment income	20,761	27,717
Deferred acquisition costs	26,634	9,341
Prepaid expenses and other assets	4,021	3,474

TOTAL ASSETS	$2,612,668	$2,388,688

LIABILITIES:
Reserve for losses and loss adjustment expenses	$320,322	$355,893
Unearned premiums	248,797	85,473
Reinsurance premiums payable	4,828	628
Deferred fees and commissions	789	359
Bank loan	—	75,000
Accounts payable and accrued liabilities	23,714	20,388

TOTAL LIABILITIES	598,450	537,741

SHAREHOLDERS’ EQUITY:
Common shares outstanding, par value U.S. $0.01	562	561
Additional paid-in capital	1,093,965	1,089,002
Retained earnings	919,864	762,260
Accumulated other comprehensive loss	(173)	(876)

TOTAL SHAREHOLDERS’ EQUITY	2,014,218	1,850,947

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,612,668	$2,388,688

Diluted book value per common share	$35.90	$33.07

IPC HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in thousands of United States dollars)

	Quarter ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES:
Gross premiums written	$127,549	$105,170	$362,159	$303,045
Premiums ceded	(3,461)	(2,818)	(6,615)	(4,844)

Net premiums written	124,088	102,352	355,544	298,201
Change in unearned premium reserve, net	(27,890)	(17,457)	(160,638)	(123,609)

Net premiums earned	96,198	84,895	194,906	174,592
Net investment income	21,279	23,395	43,145	47,269
Net gains (losses) on investments	77,385	(50,889)	41,813	(56,909)
Other income	19	18	26	44

	194,881	57,419	279,890	164,996

EXPENSES:
Net losses and loss adjustment expenses	(8,417)	(6,382)	30,692	(1,058)
Net acquisition costs	9,906	8,444	19,744	17,118
General and administrative expenses	21,196	6,621	45,477	13,700
Interest expense	—	262	383	262
Net exchange (gain) loss	(1,679)	1,024	1,467	721

	21,006	9,969	97,763	30,743

NET INCOME	$173,875	$47,450	$182,127	$134,253
Dividends on preferred shares	—	4,330	—	8,564

NET INCOME Available to Common Shareholders	$173,875	$43,120	$182,127	$125,689

Loss and loss expense ratio (1)	(8.7)%	(7.5)%	15.7%	(0.6)%
Expense ratio (2)	32.3%	17.7%	33.5%	17.7%
Combined ratio (Sum of 1 + 2)	23.6%	10.2%	49.2%	17.1%